Exhibit 99.1

Marlborough Software Development Holdings Inc. Reports Third Quarter Results for 2012

MARLBOROUGH, Mass. —(Business Wire)—November 14, 2012—Marlborough Software Development Holdings Inc. (“MSDH”) (OTC: MBGH) today reported revenue of $1,635,000 for the three months ended September 30, 2012, a decrease of $330,000 or 17% as compared to the three months ended June 30, 2012 and a decrease of $478,000 or 23% as compared to revenue of $2,113,000 for the three months ended September 30, 2011. The Company’s cash balance at September 30, 2012 totaled $621,000, an increase of $70,000 from a balance of $551,000 at December 31, 2011 and a decrease of $2,291,000 from a balance of $2,912,000 at June 30, 2012.

MSDH received an equity commitment from two investors in October 2012, scheduled to occur in two tranches. The first in the aggregate amount of $2,000,000 in exchange for 597,000 shares of 6.5% redeemable preferred stock and 2,985,000 common stock warrants closed on October 11, 2012. A second tranche of $1,500,000 of the same securities shall occur in 2013 if certain performance criteria specified in the investment documents are achieved. The two investors were Amos Kaminski, a member of the Company’s board of directors, and The Altshuler Shaham Group, in its management capacity for certain provident and pension funds. In addition, in November 2012 the Company received commitments from certain customers with terms including the prepayment of software licenses in the aggregate amount of $850,000 payable over the course of the next three fiscal quarters.

“We are extremely grateful for the confidence which these investors and customers have shown in us at a pivotal moment. We expect that these investments will strengthen the Company’s financial position and reassure the Company’s shareholders, partners, employees, and customers that MSDH has the resources it needs to support growth for the future” said Pinhas Romik, President and CEO of MSDH. “In addition to this investment, we have also made progress on our continuing efforts to better align our cost structure with current market conditions. We restructured our global workforce by approximately 26%, eliminating 28 positions, including 7 contractors. We believe these investments, commitments and cost savings will enhance our ability to grow the business. We are also exploring strategic growth initiatives and have engaged Corporate Partners LLC to advise us on strategic alternatives. Although we are disappointed with the sales results in the third quarter, which was primarily due to lower sales in our OEM and reseller channels, we still believe in the long term value of the Pageflex brand of products to the marketplace. This has already been demonstrated in the $850,000 customer commitments we recently received.”

During the third quarter, Pageflex made significant upgrades to its core technology and developed strategic partnerships to further expand its product offering. We released version 8.0 of our Pageflex product line, including Pageflex Storefront, Server, Campaign Manager, and Studio. This release includes support for languages and local business practices that enable users around the globe to successfully create online stores in their region. These globalization features help the company to expand the benefits of the Pageflex product line into new regions where language had been an obstacle. We also released version 6.0 of the Pageflex iWay product. Pageflex iWay is known for helping printers gain efficiencies by automating critical steps in the print production process. Pageflex iWay 6.0 includes new document composition features that will enable those printers to also expand their businesses with new services.

In addition to developments with our own products, we also made progress on products we are creating by forming strategic partnerships. Through a partnership with DynamicVideo, Pageflex is developing Pageflex Dynamic Media, a technology for creating customized web-banner videos that speak directly to the viewer in a personalized, cost-effective, and operationally efficient way. This partnership helps the Company gain a presence in the fast-growing business of personalized video. Pageflex Dynamic Media will be released later this year. Pageflex Connect is the result of a partnership with the cross-channel interaction management company Conversen. Pageflex Connect is a cloud-based solution for creating and deploying multi-channel marketing through a wide range of communication channels. This product is currently available, and expands the Company’s presence as a provider of multi-channel marketing solutions.

“As these releases demonstrate, the Company remains committed to the development of the Pageflex brand of products and to expanding the presence of those products to new regions around the world. In addition, our strategic partnerships help us develop and deliver innovative products that will help our customers build on their investment in Pageflex and grow their businesses” said Mr. Romik.

GAAP Loss

Our loss from operations increased $193,000 to $2,219,000 for the three months ended September 30, 2012, as compared to $2,026,000 for the three months ended September 30, 2011. Our net loss increased $145,000 to $2,237,000 or $0.21 per share for the three months ended September 30, 2012, as compared to $2,092,000 or $0.19 per share for the three months ended September 30, 2011.

Our loss from operations decreased $205,000 to $2,219,000 for the three months ended September 30, 2012, as compared to $2,424,000 for the three months ended June 30, 2012. Our net loss decreased $263,000 to $2,237,000 or $0.21 per share for the three months ended September 30, 2012 as compared to $2,500,000 or $0.23 per share for the three months ended June 30, 2012.

Non-GAAP Loss

Our non-GAAP results exclude stock-based compensation expense, allocated costs associated with the resignation in May 2011 of the CEO of our former parent, Bitstream Inc., as well as the amortization of intangible assets primarily acquired from Press-Sense Ltd., and include MSDH expenses charged to Bitstream Inc. via our management fee agreement or allocated to Bitstream Inc. via our allocation methodology. Our non-GAAP loss from operations decreased $958,000 to $2,074,000 for the three months ended September 30, 2012, as compared to $3,032,000 for the three months ended September 30, 2011. Our non-GAAP net loss decreased $1,006,000 to $2,092,000 or $0.19 per share for the three months ended September 30, 2012, as compared to $3,098,000 or $0.29 per share for the three months ended September 30, 2011. A reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

Distribution

On March 14, 2012 MSDH shares were distributed to stockholders of Bitstream common stock. Each taxable U.S. stockholder of Bitstream receiving shares of MSDH common stock in the distribution will generally be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value at the time of the distribution of the MSDH common stock received. We have evaluated the appraisal that was performed and determined $9.3 million to be the appropriate value. Based on shares outstanding of 10,751,609, management expects shareholder tax statements to be issued at $0.8662 per share. Management further expects that none of the distribution will be reported as a dividend due to Bitstream’s current and accumulated deficits and loss. Each shareholder will apply its proportionate amount first to recovery of basis and then to capital gain (long term or short term as applicable). Capital gains may be taxable at a reduced rate of 15% for individuals that have held their shares of Bitstream common stock for more than one year. A stockholder’s tax basis in MSDH common stock will be equal to its fair market value at the time of the spin-off of MSDH and the holding period in MSDH common stock will begin the day after the distribution. Shareholders should consult their tax advisors with respect to the tax consequences of the distribution.

Forward Looking Statements Disclosure

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Forward-looking statements can be identified by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including MSDH’s Annual Report on Form 10-K for the year ended December 31, 2011, as supplemented by MSDH’s subsequent quarterly reports on Form 10-Q in 2012. We undertake no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise after the date of this document.

Use of Non-GAAP Financial Information

To supplement the financial measures presented in the Company’s press release in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company also presents non-GAAP measures relating to income or loss from operations, net income or loss, and net income or loss per diluted share which were adjusted from amounts determined based on GAAP to exclude share-based compensation expenses, allocated resignation costs of the CEO of our former parent, as well as expenses from the amortization of intangible assets primarily acquired from Press-sense Ltd., and include non-transaction related MSDH expenses charged to Bitstream Inc. via our management fee agreement or allocated to Bitstream Inc. via our allocation methodology as discussed further in our Form 10-K filed March 30, 2012.

The Company believes these non-GAAP financial measures will enhance the reader’s overall understanding of MSDH’s current financial performance and the Company’s prospects for the future by providing a higher degree of transparency for certain financial measures and providing a level of disclosure that helps investors understand how the Company plans and measures its own business.

These financial measures are not in accordance with GAAP, should not be considered an alternative for measures prepared in accordance with GAAP, and may have limitations in that they do not reflect all of MSDH’s results of operations as determined in accordance with GAAP.

These non-GAAP measures should only be used to evaluate MSDH’s results of operations in conjunction with the corresponding GAAP measures. The presentation of non-GAAP information is not meant to be considered superior to, in isolation from, or as a substitute for results prepared in accordance with GAAP.

About Marlborough Software Development Holdings Inc. (“MSDH”)

MSDH’s Pageflex brand enables companies across the globe to communicate their marketing messages more easily and effectively. The award-winning Pageflex product line sets the standard for excellence and innovation in targeted marketing and brand management. Pageflex offers the ability to personalize any form of communication in print, e-mail, or on the Web. Pageflex pioneered the concepts of variable data and web-to-print storefronts, and has expanded to offer software for multi-channel campaign management, dynamic publishing, and back-end production automation. Pageflex solutions use the patented Pageflex variable publishing engine and Adobe® InDesign®. For more information, visit www.pageflex.com.

Marlborough Software Development Holdings Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue:
Software licenses	$347	$711	$1,391	$2,078
Services	1,288	1,402	3,977	4,379

Total revenue	1,635	2,113	5,368	6,457

Cost of revenue:
Software licenses	237	278	700	859
Services	629	539	1,841	1,519

Total cost of revenue	866	817	2,541	2,378

Gross profit	769	1,296	2,827	4,079

Operating expenses:
Marketing and selling	872	954	3,108	2,652
Research and development	1,343	1,703	4,714	5,154
General and administrative	773	665	2,790	2,453

Total operating expenses	2,988	3,322	10,612	10,259

Operating loss	(2,219)	(2,026)	(7,785)	(6,180)
Interest and other (expense) income, net	17	(25)	(26)	7

Loss before provision for income taxes	(2,202)	(2,051)	(7,811)	(6,173)
Provision for income taxes	35	41	146	132

Net loss	$(2,237)	$(2,092)	$(7,957)	$(6,305)

Basic and diluted net loss per share	$(0.21)	$(0.19)	$(0.74)	$(0.59)

Basic and diluted weighted average shares outstanding	10,763	10,752	10,755	10,752

Marlborough Software Development Holdings Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands)

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash	$621	$551
Accounts receivable, net	388	628
Prepaid expenses and other current assets	497	394

Total current assets	1,506	1,573

Property and equipment, net	1,819	1,355
Other	528	238
Goodwill	3,297	3,297
Intangible assets, net	2,769	3,070

Total assets	$9,919	$9,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$375	$169
Accrued payroll and other compensation	709	775
Other accrued expenses	663	388
Short-term deferred revenue	1,993	2,200

Total current liabilities	3,740	3,532
Long-term deferred revenue	580	526
Long-term deferred rent	480	506

Total liabilities	4,800	4,564

Total stockholders’ equity	5,119	4,969

Total liabilities and stockholders’ equity	$9,919	$9,533

Marlborough Software Development Holdings Inc. and Subsidiaries

Non-GAAP Results

(In Thousands, Except Per Share Data)

(unaudited)

The following table shows MSDH’s non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating loss:
GAAP operating loss	$(2,219)	$(2,026)	$(7,785)	$(6,180)
Stock-based compensation	22	82	1,442	303
Amortization of intangible assets and capitalized software	123	103	324	307
Allocation to former parent	—	(1,191)	(818)	(2,656)
Resignation costs, former CEO	—	—	—	347

Non-GAAP operating loss	$(2,074)	$(3,032)	$(6,837)	$(7,879)

Net loss:
GAAP net loss	$(2,237)	$(2,092)	$(7,957)	$(6,305)
Stock-based compensation	22	82	1,442	303
Amortization of intangible assets and capitalized software	123	103	324	307
Allocation to former parent	—	(1,191)	(818)	(2,656)
Resignation costs, former CEO	—	—	—	347

Non-GAAP net loss	$(2,092)	$(3,098)	$(7,009)	$(8,004)

Net loss per share:
GAAP net loss per share	$(0.21)	$(0.19)	$(0.74)	$(0.59)
Stock-based compensation per share	—	—	0.13	0.03
Amortization of intangible assets and capitalized software per share	0.02	0.01	0.03	0.03
Allocation to former parent per share	—	(0.11)	(0.07)	(0.24)
Resignation costs, former CEO per share	—	—	—	0.03

Non-GAAP net loss per share	$(0.19)	$(0.29)	$(0.65)	$(0.74)

For the three and nine month periods ended September 30, 2012, net loss per share is based on 10,763,000 and 10,755,000 weighted average shares outstanding, respectively. For both the three and nine months ended September 30, 2011, net loss per share is based on 10,752,000 weighted average shares outstanding. GAAP and Non-GAAP amounts exclude $0 and $2,254,000 for the three and nine months ended September 30, 2012, respectively, for Separation, Distribution, and Merger costs which were incurred by MSDH and subsequently charged to Bitstream Inc. via a management fee agreement.